Exhibit 3.1

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701 4201 (775) 684-5708 Website: www.nvsos.gov
Filed in the office of	Document Number 20180525689-26
Barbara K. Cegavske Secretary of State	Filing Date and Time 12/06/2018 9:31 AM
State of Nevada	Entity Number C20346-2004

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY • DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

ABCO ENERGY, INC.

2. The articles have been amended as follows: (provide article numbers, if available)

Article #3. Authorized Stock

New Authorized Shares:5,000,000,000

New Preferred Shares: 100,000,000

New Par Value: $0.001000

Details on the next page.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation• have voted in favor of the amendment is: 87%

4. Effective date and time of filing: (optional)                                   Date:   12/7/2018                        Time:   9 a.m.

                                                                                                       (must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X
Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit-After Revised: 1-5-15

FORM OF CERTIFICATE OF AMENDMENT

TO ARTICLES OF INCORPORATION OF

ABCO Energy, Inc.

November 8, 2018

ABCO Energy, a corporation organized and existing under and by virtue of the Nevada Revised Statutes (the "Corporation"), does hereby certify:

First: The Board of Directors of the Corporation acting by Unanimous Written Consent in accordance with Section 78.315 of the Nevada Revised Statutes of the State of Nevada, adopted a resolution authorizing the Corporation to increase the number of shares of authorized Common Stock of the Corporation (the "Common Stock") from 2,000,000,000 to 5,000,000,000, to effect a 1 for 20 reverse split of the Common Stock, par value $0.001, whereby every 20 issued and outstanding shares of the Corporation's Common Stock (including each share of treasury stock), shall automatically and without any action on the part of the holder thereof be combined into one (1) fully paid and non-assessable share of Common Stock, and to file this Certificate of Amendment:

Article 3 of the Articles of Incorporation of the Corporation is hereby amended to include the following:

"On November 8, 2018, the Corporation's Board of Directors and a majority of the shareholders entitled to vote on the action approved an increase of the number of shares of Corporation's authorized common stock from 2,000,000,000 to 5,000,000,000 and a 1 for 20 reverse stock split to be effective upon the Corporation's receipt of written notice from the Financial Industry Regulatory Authority ("FINRA ") that the Corporation's request to process documentation with respect to the aforementioned reverse stock split pursuant to FINRA Rule 6490 has occurred (the "Split Effective Date"). Each 20 shares of the corporation 's common stock issued and outstanding immediately prior to the Split Effective Date (the "Old Common Stock") shall automatically reclassified and changed into one share without any action on part of the holder thereof, which the Corporation shall be authorized to issue immediately subsequent to the Split Effective Date (the "New Common Stock").Each holder of a certificate or certificates which immediately prior to the Split Effective Date represented outstanding shares of Old Common Stock (the ''Old Certificates") shall, from and after the Split Effective Date, be entitled to receive upon surrender of such Old Certificates to the Corporation's transfer agent for cancellation, a certificate or certificates (the "New Certificates"}representing the shares of New Common Stock into which the shares of Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof. No fractional shares of New Common Stock of the Corporation shall be issued. The Corporation shall not recognize on its stock record books any purported transfer of any fractional share of Common Stock of the Corporation. Instead, any fractional share shall be rounded to the next whole share.

Second: That in lieu of a meeting and vote of stockholders, the holders of a majority in interest of record of the issued and outstanding shares of Common Stock and Series B Preferred Stock, have given Written Consent to said amendment in accordance with the provisions of Section 78.320 of the Nevada Revised Statutes.

Third: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 78.390 of the Nevada Revised Statutes.

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